EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report on Form 10-K of Iterated Systems, Inc. of our report dated February 23, 2000, except for Note 13 as to which the date is March 23, 2000, included in the 1999 Annual Report to Stockholders of Iterated Systems, Inc.

Our audits also included the financial statement schedule of Iterated Systems, Inc. listed in Item 14(a). This schedule is the responsibility of Iterated Systems, Inc.'s management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-68593) pertaining to the 1994 Amended and Restated Directors Stock Option Plan and the 1994 Amended and Restated Stock Option Plan of Iterated Systems, Inc. of our report dated February 23, 2000, except for Note 13 as to which the date is March 23, 2000, with respect to the consolidated financial statements of Iterated Systems, Inc. incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report on Form 10-K for the year ended December 31, 1999.




                                                           /s/ Ernst & Young LLP
                                                           ---------------------

Atlanta, Georgia
March 27, 2000

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